Filed pursuant to Rule 433. Registration Statement Nos. 333-162219,
333-162219-01, 333-162193 and 333-162193-01.

www.rbs.com/etnUS or 1.855.RBS.ETPS (1.855.727.3877)

A new prescription for your client's portfolio

RBS Global Big Pharma Exchange Traded Notes

RBS recently launched the fifth exchange traded product in RBS's growing suite of Exchange Traded Notes (ETNs). The RBS Global Big Pharma ETNs are issued by
The Royal Bank of Scotland plc.

The RBS Global Big Pharma ETNs provide exposure to the NYSE Arca Equal Weighted
Pharmaceutical Total Return IndexSM (the Index), which tracks the performance of the equity securities of a cross-section of companies involved in various phases of the development, production and marketing of pharmaceuticals.

Dividend yield: 3.30% as of 9/30/2011(1)

(1) The ETNs do not pay dividends, you will not receive any income from the
ETNs, and the ETNs may not yield any return to you. However, the Index is a total return index, which means that the level of the Index takes into account any cash dividends paid on its components. As the Index was only created on
10/13/11, no actual historical information on the Index is available prior to that date. The Dividend Yield of 3.30% above reflects cash dividends paid on the securities comprising the NYSE Arca Equal Weighted Pharmaceutical IndexSM (the
Price Return Index), and is determined by taking the sum of the gross dividends paid on the securities comprising the Price Return Index over the 12 months prior to 9/30/11 divided by the closing level of the Price Return Index as of
9/30/11. The Price Return Index and the Index have identical components;
however, unlike the Index (which is a total return index), the level of the
Price Return Index does not incorporate cash dividends paid on its components.
See "Risk Factors" in the pricing supplement for a discussion of material risks related to the ETNs, including a possible loss of some or all of your investment.

NYSE Arca: DRGS Learn more about DRGS

DRGS

RBS Global Big Pharma ETN

Download:

Pricing Supplement | Factsheet

Initial Issuance 10/26/11

Call today to find out if DRGS is the right prescription for your client's portfolio: 1.855.RBS.ETPS (1.855.727.3877)

TRND                                    TRNM

RBS US Large Cap TrendpilotTM ETN       RBS US Mid Cap TrendpilotTM ETN

Download:                               Download:

Pricing Supplement | Factsheet          Pricing Supplement | Factsheet

Initial Issuance 12/9/10                Initial Issuance 1/28/11

TBAR                                    TWTI

RBS Gold TrendpilotTM ETN               RBS Oil TrendpilotTM ETN

Download:                               Download:
Pricing Supplement | Factsheet          Pricing Supplement | Factsheet

Initial Issuance 2/23/11                Initial Issuance 9/16/11

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank
of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS
Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission
(SEC) for the offering of RBS ETNs to which this communication may relate.
Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the
SEC for more complete information about the relevant RBS Entities and offerings.
You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov. Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS
(toll-free).

The NYSE Arca Equal Weighted Pharmaceutical IndexSM and the NYSE Arca Equal
Weighted Pharmaceutical Total Return IndexSM are service marks of NYSE Euronext or its affiliates (NYSE Euronext) and have been licensed for use by The Royal
Bank of Scotland plc and RBS Securities Inc. (Licensees) in connection with the
RBS Global Big Pharma ETNs. Neither the Licensees nor the RBS Global Big Pharma
ETNs is sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the RBS Global Big Pharma ETNs or the ability of the NYSE Arca Equal Weighted Pharmaceutical IndexSM and the
NYSE Arca Equal Weighted Pharmaceutical Total Return IndexSM to track general stock market performance. NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES,
AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR
A PARTICULAR PURPOSE WITH RESPECT TO THE NYSE ARCA EQUAL WEIGHTED

PHARMACEUTICAL INDEXSM AND THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL TOTAL
RETURN INDEXSM OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT
HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES
(INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.